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Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent
•	Diluted Earnings per Share from Continuing Operations Increase to $1.31

•	Operating Margin Increases 9 Percent to $744 Million or 9.4 Percent of Sales

•	Sales Increase 4 Percent to $7.9 Billion

•	Cash from Operations Increases to $741 Million from $638 Million

•	Total Backlog of $60.4 Billion

•	2007 Guidance Updated
     LOS ANGELES — July 24, 2007 — Northrop Grumman Corporation (NYSE: NOC) reported that second quarter 2007 income from continuing operations rose 4 percent to $460 million, or $1.31 per diluted share, from $442 million, or $1.26 per diluted share, in the second quarter of 2006. Sales for the 2007 second quarter increased 4 percent to $7.9 billion from $7.6 billion in the 2006 second quarter. Cash provided by operations for the 2007 second quarter increased to $741 million from $638 million in the prior year period.
Operating Highlights

	Second Quarter			Six Months
($ millions except per share data)	2007	2006	Change	2007	2006	Change
Sales	7,929	7,601	4%	15,273	14,694	4%
Operating margin	744	682	9%	1,425	1,286	11%
as a % of sales	9.4%	9.0%	40 bps	9.3%	8.8%	50 bps
Income from continuing operations	460	442	4%	847	804	5%
Diluted EPS from continuing operations	1.31	1.26	4%	2.41	2.29	5%
Net income	460	430	7%	847	787	8%
Diluted EPS	1.31	1.23	7%	2.41	2.24	8%
Cash from operations	741	638	16%	1,141	523	118%
     “Sales growth, higher segment operating margin, and lower corporate expenses drove this quarter’s earnings increase. Information & Services led the sales growth with a 15 percent increase, and all four of our businesses contributed to higher segment

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	2

operating margin. Cash from operations also improved substantially,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     “Year-to-date we are on track to generate higher sales, improved margin, and higher earnings. And based on year-to-date results, we expect both cash from operations and free cash flow to be in the upper end of our 2007 guidance range,” Sugar concluded.
     Operating margin for the 2007 second quarter increased 9 percent to $744 million from $682 million for the 2006 second quarter. As a percent of sales, operating margin increased 40 basis points to 9.4 percent from 9 percent in the prior year period. The increase includes higher segment operating margin, lower net pension expense and higher unallocated & other expenses. Second quarter 2007 segment operating margin increased 5 percent, and as a percent of sales, was comparable to the prior year period at 9.8 percent. Second quarter 2007 net pension expense declined $40 million. Unallocated & other expenses increased to $63 million and include lower post retirement benefit expenses, which were more than offset by a $50 million increase in provisions for various legal and investigative matters. Unusual items, summarized below, had a net negative effect of $4 million to segment operating margin (approximately 5 basis points to segment operating margin rate) and a negative net effect of $54 million to operating margin (approximately 70 basis points to operating margin rate). In the 2006 second quarter unusual items had a $51 million net negative impact to segment operating margin (approximately 70 basis points to segment operating margin rate).
Unusual Items included in Q2 2007 Operating Margin ($ millions)

Aerospace	Prior years overhead cost settlement	27

Electronics	F-16 Block 60 contract earnings adjustment	(27)
	Facility shutdown and closure costs	(11)

		(38)

Ships	Insurance recovery for lost profits	62
	LHD 8 contract earnings adjustment	(55)

		7

Net effect to segment operating margin[1]		(4)

Unallocated	Legal and investigative provisions	(50)

Net effect to operating margin		(54)

[1]	Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.
     Federal and foreign income taxes for the 2007 second quarter increased to $192 million from $147 million in the second quarter of 2006. The effective tax rate applied to income from continuing operations for the 2007 second quarter was 29.4 percent compared with 25 percent in the 2006 second quarter. In the 2007 second quarter the company reached a favorable settlement with the Internal Revenue Service regarding a portion of its audit for the years 2001 through 2003. As a result, the company recognized tax benefits totaling $16 million. In the second quarter of 2006 the company recognized

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	3

tax benefits totaling $48 million due to reversal of previously established expense provisions for audits of the B-2 program in years 1997 through 2000.
     Net income for the 2007 second quarter increased 7 percent to $460 million, or $1.31 per diluted share, from $430 million, or $1.23 per diluted share, for the same period of 2006. Earnings per share are based on weighted average diluted shares outstanding of 355.3 million for the second quarter of 2007 and 350.1 million for the second quarter of 2006. For both the second quarter and six months periods in 2007, weighted average shares outstanding include the dilutive impact of 6.4 million shares of the company’s Series B mandatorily redeemable preferred stock.
     Funded contract acquisitions for the 2007 second quarter totaled $6.6 billion compared with $8.1 billion for the same period of 2006. Funded contract acquisitions for the 2006 second quarter included a $2.3 billion contract for the LPD program in the Ships business. Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $60.4 billion at June 30, 2007.
Cash Flow Highlights

	Second Quarter			Six Months
($ millions)	2007	2006	Change	2007	2006	Change
Cash from operations	741	638	103	1,141	523	618
Less:
Capital expenditures	140	151	11	298	324	26
Outsourcing contract & related software costs	50		(50)	80		(80)

Free cash flow[1]	551	487	64	763	199	564

[1]	Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.
     Cash provided by operations in the 2007 second quarter totaled $741 million compared with $638 million in the prior year period. The year-over-year improvement is primarily driven by higher net income and also includes less cash expended for discontinued operations, partially offset by an increase in cash income taxes paid. Second quarter 2007 capital spending totaled $140 million and included $31 million for Hurricane Katrina, compared with capital spending of $151 million in the second quarter of 2006, which included $42 million for Hurricane Katrina. Second quarter 2007 free cash flow increased to $551 million from $487 million. Year-to-date free cash flow increased to $763 million from $199 million reflecting improved cash from operations and reductions in cash used in discontinued operations.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	4

Cash Measurements, Debt and Capital Deployment

($ millions)	6/30/2007	12/31/2006
Cash & cash equivalents	521	1,015
Total debt	4,048	4,162
Net debt[1]	3,527	3,147
Mandatorily redeemable preferred stock	350	350
Net debt to total capital ratio[2]	17%	15%

[1]	Total debt less cash and cash equivalents

[2]	Net debt divided by the sum of shareholders’ equity and total debt.
     Cash and cash equivalents totaled $521 million at June 30, 2007 compared with $1 billion at Dec. 31, 2006, and total debt declined to $4 billion at June 30, 2007 from $4.2 billion at Dec. 31, 2006. Changes in cash and cash equivalents and total debt reflect the following cash deployment and financing actions during 2007:
•	$584 million acquisition of Essex Corporation in January 2007

•	$592 million accelerated share repurchase completed in June 2007

•	$298 million capital expenditures and $80 million for outsourcing contract and related software costs

•	$254 million dividends paid

•	$196 million proceeds from exercises of stock options and issuance of common stock
2007 Guidance Updated

($ billions except per share amounts)	Prior	Current

Sales	31 – 32	~31.5	± 250 Million

Segment OM %[1]	Low 9%	Mid 9%

OM %	Low 9%	Low 9%

Diluted EPS from continuing operations	4.80 – 5.05	4.90 – 5.05

Cash from operations	2.5 – 2.8	Upper end of Range

Free cash flow[2]	1.6 – 2.0	Upper end of Range

[1]	Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.

[2]	Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	5

Business Results
CONSOLIDATED SALES & SEGMENT OPERATING MARGIN1

($ millions except per share data)	Second Quarter			Six Months
	2007	2006	Change	2007	2006	Change
Sales
Information & Services	3,236	2,814	15%	6,156	5,466	13%
Aerospace	1,994	2,121	(6%)	4,029	4,270	(6%)
Electronics	1,723	1,610	7%	3,314	3,114	6%
Ships	1,359	1,437	(5%)	2,515	2,570	(2%)
Intersegment eliminations	(383)	(381)	(1%)	(741)	(726)	(2%)

Sales	7,929	7,601	4%	15,273	14,694	4%

Segment Operating Margin[1]
Information & Services	282	266	6%	515	495	4%
Aerospace	218	201	8%	437	407	7%
Electronics	173	172	1%	354	348	2%
Ships	134	129	4%	213	197	8%
Intersegment eliminations	(28)	(26)	(8%)	(57)	(52)	(10%)

Segment Operating Margin[1]	779	742	5%	1,462	1,395	5%
as a % of sales	9.8%	9.8%		9.6%	9.5%	10 bps

Reconciliation to Operating Margin:
Unallocated & other expenses	(63)	(48)	(31%)	(98)	(87)	(13%)
Net pension adjustment[2]	28	(12)	333%	61	(22)	377%

Operating Margin	744	682	9%	1,425	1,286	11%
as a % of sales	9.4%	9.0%	40 bps	9.3%	8.8%	50 bps

[1]	Segment operating margin is a non-GAAP measure used as an internal measure of financial performance for the four businesses.

[2]	Net pension adjustment includes pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards.
     As previously announced, beginning in the 2007 first quarter, Radio Systems is reported as part of Mission Systems. Schedule 5 provides previously reported quarterly financial results and realigned results reflecting the transfer of Radio Systems.
Information & Services

	Second Quarter ($ Millions)
	2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales
Mission Systems	$1,542	$160	10.4%	$1,407	$144	10.2%
Information Technology	1,143	90	7.9%	976	84	8.6%
Technical Services	551	32	5.8%	431	38	8.8%

	$3,236	$282	8.7%	$2,814	$266	9.5%

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	6

     Information & Services second quarter 2007 sales increased 15 percent from the prior year period due to double-digit revenue increases for Information Technology and Technical Services. Operating margin for Information & Services rose 6 percent in the 2007 second quarter. As a percent of sales, operating margin declined to 8.7 percent from 9.5 percent in the prior year period. The increase in operating margin is due to higher volume, and the decline in operating margin rate reflects a higher percentage of lower margin state and local business for Information Technology and the impact of the lower margin Nevada Test Site program in Technical Services.
     Mission Systems sales increased nearly 10 percent due to the acquisition of Essex Corporation, higher volume for the Kinetic Energy Interceptor program, and higher volume for several command, control & communications programs. Operating margin rose 11 percent, and as a percent of sales, increased to 10.4 percent from 10.2 percent in the prior year period. The increases in operating margin and rate are due to higher volume, including the Essex acquisition, and improved program performance.
     Information Technology sales rose 17 percent due to newly commenced state and local programs, including Virginia IT and San Diego County outsourcing and New York City Wireless programs, as well as higher volume for Intelligence programs. Operating margin rose 7 percent. As a percent of sales, operating margin declined to 7.9 percent from 8.6 percent in the prior year period. The increase in operating margin and the lower rate reflect the impact of newly commenced state and local programs.
     Technical Services sales rose 28 percent due to the Nevada Test Site program. Operating margin decreased 16 percent from the prior year period, and as a percent of sales, declined to 5.8 percent from 8.8 percent in the prior year period. The comparison to prior year’s results reflect favorable performance adjustments on several programs in the 2006 second quarter as well as the impact of the lower margin Nevada Test Site program.
Aerospace

	Second Quarter ($ Millions)
	2007			2006
		Operating	%		Operating	%
	Sales	Margin	of Sales	Sales	Margin	of Sales
Integrated Systems	$1,225	$149	12.2%	$1,383	$141	10.2%
Space Technology	769	69	9.0%	738	60	8.1%

	$1,994	$218	10.9%	$2,121	$201	9.5%

     Aerospace second quarter 2007 sales declined 6 percent from the prior year period due to lower volume in Integrated Systems, partially offset by higher sales in Space Technology. Aerospace second quarter 2007 operating margin increased 8 percent from the prior year period, and as a percent of sales, increased to 10.9 percent from 9.5 percent in the prior year period.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	7

     Integrated Systems sales declined 11 percent primarily due to lower volume for the E-2D Advanced Hawkeye, F-35 and EA-18G programs, as these programs transition from development to production, as well as lower volume for the J-UCAS program as it nears completion, and significant customer-directed scope reductions associated with the E-10A platform and related MP-RTIP efforts. Integrated Systems operating margin rose 6 percent, and as a percent of sales, increased to 12.2 percent from 10.2 percent in the prior year period. The operating margin increase includes a $27 million adjustment related to the settlement of prior years overhead costs, which more than offset the impact of lower sales volume.
     Space Technology sales increased 4 percent, primarily due to higher volume for restricted, James Webb Space Telescope, and Space Radar programs. Increases in these programs were partially offset by lower volume in the Advanced Extremely High Frequency and NPOESS programs. Space Technology operating margin increased 15 percent, and as a percent of sales increased to 9 percent from 8.1 percent, reflecting higher sales volume and improved program performance.
Electronics

Second Quarter ($ Millions)
2007			2006
	Operating	% of		Operating	% of
Sales	Margin	Sales	Sales	Margin	Sales
$1,723	$173	10.0%	$1,610	$172	10.7%

     Electronics second quarter 2007 sales increased 7 percent from the prior year period principally due to higher sales for Army programs and a restricted program. These sales increases were partially offset by declining volume on fixed price development programs.
     Electronics second quarter 2007 operating margin was comparable to the prior year period, and as a percent of sales, declined to 10 percent from 10.7 percent. Operating margin for the 2007 second quarter includes pre-tax facility shutdown and closure costs of $11 million and a $27 million negative pre-tax contract earnings adjustment for the F-16 Block 60 fixed price development program, which more than offset the impact of higher sales volume. Second quarter 2006 operating margin included pre-tax negative contract earnings adjustments of $28 million for the ASPIS II program and $23 million for the MESA radar program.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	8

Ships

Second Quarter ($ Millions)
2007			2006
	Operating	% of		Operating	% of
Sales	Margin	Sales	Sales	Margin	Sales
$1,359	$134	9.9%	$1,437	$129	9.0%

     Ships second quarter 2007 sales declined 5 percent from the prior year period due to lower volume in the DDG 51 and LHD programs (due to a now-concluded labor strike at the company’s Pascagoula, Miss. shipyard), lower volume for aircraft carrier and submarine programs, and lower volume for the DDG 1000 program as it transitions from development to detail design and production.
     Ships second quarter 2007 operating margin increased 4 percent from the prior year period, and as a percent of sales, increased to 9.9 percent from 9 percent in the prior year period. Second quarter 2007 operating margin includes a $62 million pre-tax insurance recovery for losses under its contracts (“lost profits”) related to the impact of Hurricane Katrina on the company’s Gulf Coast shipyards and improved performance for the company’s LHA 6 program. These positive impacts to operating margin and rate were partially offset by a negative $55 million pre-tax contract adjustment on the LHD 8 program due to schedule extension and subsystems cost growth. Second quarter operating margin was also impacted by lower volume on the strike-impacted programs. The second quarter of 2006 included Virginia-class Block II material incentives and favorable performance adjustments.
Second Quarter Highlights
•	The U.S. Navy awarded Northrop Grumman a $2.4 billion fixed-price incentive contract for the detail design and construction of the amphibious assault ship LHA 6.

•	The U.S. Navy awarded the company a $191 million contract modification for procurement of long-lead time material and production readiness for activities leading to the construction of Ships’ first Zumwalt-class destroyer, DDG 1000.

•	Northrop Grumman began work on a 62-month, $171 million system development and demonstration contract for the first increment of a new extremely high frequency satellite communications system for the U.S. Air Force’s B-2 stealth bomber.

•	Northrop Grumman announced a U.S. Naval Facilities Engineering Command contract potentially valued at $100 million to provide Anti-Terrorism Force Protection systems and capabilities to Navy installations around the world.

•	Northrop Grumman was selected to outfit U.S. Marine Corp CH-53E helicopters with the company’s Directional Infrared Countermeasures (DIRCM) systems. The $19.7 million inaugural contract with the U.S. Marine Corps represents the first application

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	9

of Northrop Grumman’s DIRCM suite for protection of the Marines’ CH-53E helicopter.

•	The U.S. Army awarded Northrop Grumman one of 16 indefinite delivery/indefinite quantity (ID/IQ) contracts for the Information Technology Enterprise Solutions 2 Services (ITES-2S) program. ITES-2S is a nine-year, $20 billion, ID/IQ program that will provide the Army with a full range of information technology services and solutions to support enterprise infrastructure goals worldwide, including command, control, communications, computers, and information management.

•	Northrop Grumman will serve as a subcontractor to AT&T Government Solutions on the Networx Universal contract. AT&T was one of three companies selected by the General Services Administration for the Networx Universal indefinite delivery/indefinite quantity contract, which has a potential value of $20 billion, collectively, over the next ten years.

•	Northrop Grumman’s first KC-30 Tanker began final assembly, reflecting the industrial team’s commitment to the U.S. Air Force’s KC-135 replacement program.

•	The Navy christened the fourth submarine of the Virginia-class, North Carolina (SSN 777).

•	The Navy christened Northrop Grumman’s Aegis guided missile destroyer, Truxtun (DDG 103).

•	The Kinetic Energy Interceptor (KEI) program team fired a powerful Stage 1 rocket motor, marking the third consecutive successful ground-fire test leading up to the program’s first booster flight in 2008. Northrop Grumman is the KEI prime contractor.

•	The first Northrop Grumman E-2D Advanced Hawkeye, being built for the U.S. Navy by prime contractor Northrop Grumman, made its first public appearance at rollout ceremonies. Subsequent to the end of the second quarter, the company received a $408 million contract for three production E-2D Advanced Hawkeyes for the U.S. Navy.

•	Northrop Grumman delivered the center/aft fuselage section for the first production-configured development model of the EA-18G Growler, the U.S. Navy’s next-generation electronic attack aircraft.

•	Northrop Grumman achieved a key milestone with the delivery of the 100th active electronically scanned array production radar for the U.S. Air Force’s F-22 Raptor.
About Northrop Grumman
     Northrop Grumman Corporation is a $30 billion global defense and technology company whose 120,000 employees provide innovative systems, products, and solutions in information and services, electronics, aerospace and shipbuilding to government and commercial customers worldwide.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Second Quarter 2007 Net Income Increases 7 Percent	10

     Northrop Grumman will webcast its earnings conference call at 12 p.m. EDT on July 24, 2007. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “guidance” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating margin, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions; the outcome of litigation, appeals and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; successful reduction of debt; performance issues with key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K and Form 10-Q.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
$ in millions, except per share	2007	2006	2007	2006

Sales and Service Revenues
Product sales	$4,638	$4,772	$8,778	$9,169
Service revenues	3,291	2,829	6,495	5,525

Total sales and service revenues	7,929	7,601	15,273	14,694

Cost of Sales and Service Revenues
Cost of product sales	3,696	3,691	6,934	7,137
Cost of service revenues	2,665	2,464	5,375	4,830
General and administrative expenses	824	764	1,539	1,441

Operating margin	744	682	1,425	1,286
Other Income (Expense)
Interest income	6	3	13	16
Interest expense	(83)	(87)	(172)	(177)
Other, net	(15)	(9)	(24)	(10)

Income from continuing operations before income taxes	652	589	1,242	1,115
Federal and foreign income taxes	192	147	395	311

Income from continuing operations	460	442	847	804
Loss from discontinued operations, net of tax		(12)		(17)

Net income	$460	$430	$847	$787

Basic Earnings (Loss) Per Share
Continuing operations	$1.34	$1.28	$2.46	$2.33
Discontinued operations		(.03)		(.05)

Basic earnings per share	$1.34	$1.25	$2.46	$2.28

Weighted average common shares outstanding, in millions	343.3	344.0	344.3	345.6

Diluted Earnings (Loss) Per Share
Continuing operations	$1.31	$1.26	$2.41	$2.29
Discontinued operations		(.03)		(.05)

Diluted earnings per share	$1.31	$1.23	$2.41	$2.24

Weighted average diluted shares outstanding, in millions	355.3	350.1	356.8	351.8

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(unaudited)

	June 30,	December 31,
$ in millions	2007	2006

Assets:
Cash and cash equivalents	$521	$1,015
Accounts receivable, net of progress payments of $36,978 in 2007 and $34,085 in 2006	3,685	3,566
Inventoried costs, net of progress payments of $1,353 in 2007 and $1,226 in 2006	1,157	1,178
Deferred income taxes	654	706
Prepaid expenses and other current assets	244	254

Total current assets	6,261	6,719
Property, plant, and equipment, net of accumulated depreciation of $3,230 in 2007 and $3,015 in 2006	4,539	4,531
Goodwill	17,639	17,219
Other purchased intangibles, net of accumulated amortization of $1,621 in 2007 and $1,555 in 2006	1,139	1,139
Pension and postretirement benefits asset	1,298	1,349
Other assets	1,152	1,052

Total assets	$32,028	$32,009

Liabilities:
Notes payable to banks	$32	$95
Current portion of long-term debt	141	75
Trade accounts payable	1,506	1,686
Accrued employees’ compensation	1,160	1,177
Advance payments and billings in excess of costs incurred	1,583	1,571
Income taxes payable	45	535
Other current liabilities	1,655	1,614

Total current liabilities	6,122	6,753
Long-term debt, net of current portion	3,875	3,992
Mandatorily redeemable preferred stock	350	350
Pension and postretirement benefits liability	3,336	3,302
Other long-term liabilities	1,565	997

Total liabilities	15,248	15,394

Shareholders’ Equity:
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2007 — 343,683,664; 2006 — 345,921,809	344	346
Paid-in capital	11,020	11,346
Retained earnings	6,703	6,183
Accumulated other comprehensive loss	(1,287)	(1,260)

Total shareholders’ equity	16,780	16,615

Total liabilities and shareholders’ equity	$32,028	$32,009

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30
$ in millions	2007	2006

Operating Activities
Sources of Cash – Continuing Operations
Cash received from customers Progress payments	$3,342	$3,451
Collections on billings	12,089	10,961
Proceeds from insurance carriers related to operations	125	35
Other cash receipts	32	52

Total sources of cash-continuing operations	15,588	14,499

Uses of Cash – Continuing Operations
Cash paid to suppliers and employees	(13,718)	(13,223)
Interest paid	(190)	(192)
Income taxes paid	(466)	(397)
Excess tax benefits from stock-based compensation	(61)	(47)
Other cash payments	(12)	(16)

Total uses of cash-continuing operations	(14,447)	(13,875)

Cash provided by continuing operations	1,141	624
Cash used in discontinued operations		(101)

Net cash provided by operating activities	1,141	523

Investing Activities
Proceeds from sale of businesses, net of cash divested		43
Payment for businesses purchased, net of cash acquired	(584)
Proceeds from sale of property, plant, and equipment	10	10
Additions to property, plant, and equipment	(298)	(324)
Payments for outsourcing contract and related software costs	(80)
Proceeds from insurance carriers related to capital expenditures	3	71
Payment for purchase of investment		(35)
Decrease in restricted cash	34
Other investing activities, net	(2)	(16)

Net cash used in investing activities	(917)	(251)

Financing Activities
Net (payments) borrowings under lines of credit	(63)	29
Principal payments of long-term debt	(66)	(521)
Proceeds from exercises of stock options and issuance of common stock	196	338
Dividends paid	(254)	(194)
Excess tax benefits from stock-based compensation	61	47
Common stock repurchases	(592)	(825)

Net cash used in financing activities	(718)	(1,126)

Decrease in cash and cash equivalents	(494)	(854)
Cash and cash equivalents, beginning of period	1,015	1,605

Cash and cash equivalents, end of period	$521	$751

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30
$ in millions	2007	2006

Reconciliation of Net Income to Net Cash Provided by Operating Activities
Net Income	$847	$787
Adjustments to reconcile to net cash provided by operating activities
Depreciation	276	278
Amortization of assets	69	73
Stock-based compensation	78	107
Excess tax benefits from stock-based compensation	(61)	(47)
Loss on disposals of property, plant, and equipment	12	5
Amortization of long-term debt premium	(6)	(8)
Loss on investments		13
Decrease (increase) in
Accounts receivable	(2,949)	(2,711)
Inventoried costs	(106)	(124)
Prepaid expenses and other current assets	10	(32)
Increase (decrease) in
Progress payments	3,020	2,354
Accounts payable and accruals	(161)	(147)
Deferred income taxes	10	31
Income taxes payable	(20)	(96)
Retiree benefits	98	114
Other non-cash transactions, net	24	27

Cash provided by continuing operations	1,141	624
Cash used in discontinued operations		(101)

Net cash provided by operating activities	$1,141	$523

Non-Cash Investing and Financing Activities
Sale of businesses
Liabilities assumed by purchaser		$18

Purchase of business
Fair value of assets acquired, including goodwill	$688
Consideration given for businesses purchased	(584)

Liabilities assumed	$104

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
FUNDED CONTRACT ACQUISITIONS AND TOTAL BACKLOG
($ in millions)
(unaudited)

	FUNDED CONTRACT ACQUISITIONS(1)
	SECOND QUARTER		SIX MONTHS
	2007	2006 (4)	2007	2006 (4)

Information & Services
Mission Systems	$1,205	$1,217	$2,901	$3,042
Information Technology	979	924	1,959	2,132
Technical Services	575	631	1,037	1,176

Total Information & Services	2,759	2,772	5,897	6,350

Aerospace
Integrated Systems	702	848	2,447	3,555
Space Technology	396	617	1,190	2,126

Total Aerospace	1,098	1,465	3,637	5,681

Electronics	1,857	1,520	4,578	3,299
Ships	1,290	2,741	2,266	5,795
Intersegment Eliminations	(383)	(382)	(741)	(734)

Total	$6,621	$8,116	$15,637	$20,391

	TOTAL BACKLOG
	JUNE 30, 2007			December 31, 2006
			TOTAL			TOTAL
	FUNDED(2)	UNFUNDED(3)	BACKLOG	FUNDED(2)	UNFUNDED(3)	BACKLOG

Information & Services
Mission Systems	$3,116	$8,379	$11,495	$3,119	$8,488	$11,607
Information Technology	2,445	1,733	4,178	2,667	1,840	4,507
Technical Services	1,341	3,390	4,731	1,375	3,973	5,348

Total Information & Services	6,902	13,502	20,404	7,161	14,301	21,462

Aerospace
Integrated Systems	4,226	4,243	8,469	4,285	4,934	9,219
Space Technology	1,290	6,605	7,895	1,623	7,138	8,761

Total Aerospace	5,516	10,848	16,364	5,908	12,072	17,980

Electronics	7,849	1,655	9,504	6,585	1,583	8,168
Ships	10,605	3,473	14,078	10,854	2,566	13,420

Total	$30,872	$29,478	$60,350	$30,508	$30,522	$61,030

(1)	Funded contract acquisitions represent amounts funded during the period on customer contractually obligated orders.

(2)	Funded backlog represents unfilled orders for which funding has been contractually obligated by the customer.

(3)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer. Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity contract awards.

(4)	Certain prior period amounts have been reclassified to conform to the 2007 presentation.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
REALIGNED SEGMENT OPERATING RESULTS
($ in millions)
(unaudited)

	AS REPORTED							REALIGNED
			2006							2006
	Year Ended		Three Months Ended				Total	Year Ended		Three Months Ended				Total
NET SALES	2004	2005	Mar 31	Jun 30	Sep 30	Dec 31	Year	2004	2005	Mar 31	Jun 30	Sep 30	Dec 31	Year

Information & Services
Mission Systems	$4,586	$5,017	$1,232	$1,295	$1,234	$1,313	$5,074	$5,087	$5,494	$1,340	$1,407	$1,340	$1,407	$5,494
Information Technology	3,462	3,771	948	993	1,039	1,051	4,031	3,462	3,736	929	976	1,023	1,034	3,962
Technical Services	1,492	1,533	351	402	535	501	1,789	1,534	1,617	383	431	526	518	1,858

Total Information & Services	9,540	10,321	2,531	2,690	2,808	2,865	10,894	10,083	10,847	2,652	2,814	2,889	2,959	11,314

Aerospace
Integrated Systems	4,610	5,489	1,416	1,383	1,317	1,384	5,500	4,610	5,489	1,416	1,383	1,317	1,384	5,500
Space Technology	3,269	3,395	855	865	782	849	3,351	2,723	2,866	733	738	699	753	2,923

Total Aerospace	7,879	8,884	2,271	2,248	2,099	2,233	8,851	7,333	8,355	2,149	2,121	2,016	2,137	8,423

Electronics	6,390	6,602	1,504	1,610	1,669	1,795	6,578	6,390	6,602	1,504	1,610	1,669	1,795	6,578

Ships	6,252	5,786	1,133	1,437	1,238	1,513	5,321	6,252	5,786	1,133	1,437	1,238	1,513	5,321

Other	230	42						230	42

Intersegment Eliminations	(1,291)	(1,568)	(346)	(384)	(381)	(385)	(1,496)	(1,288)	(1,565)	(345)	(381)	(379)	(383)	(1,488)

Total Sales and Service Revenue	$29,000	$30,067	$7,093	$7,601	$7,433	$8,021	$30,148	$29,000	$30,067	$7,093	$7,601	$7,433	$8,021	$30,148

SEGMENT OPERATING MARGIN

Information & Services
Mission Systems	$314	$374	$113	$125	$119	$113	$471	$364	$424	$125	$144	$131	$119	$519
Information Technology	246	328	84	86	95	87	352	246	322	80	84	92	86	342
Technical Services	71	89	19	33	35	22	110	75	100	24	38	34	24	120

Total Information & Services	631	791	216	244	249	222	933	685	846	229	266	257	229	981

Aerospace
Integrated Systems	431	499	148	141	137	125	551	431	499	148	141	137	125	551
Space Technology	236	274	71	81	73	68	293	182	219	58	60	66	61	245

Total Aerospace	667	773	219	222	210	193	844	613	718	206	201	203	186	796

Electronics	661	702	176	172	195	201	744	661	702	176	172	195	201	744

Ships	395	249	68	129	76	120	393	395	249	68	129	76	120	393

Other	(3)	(17)						(3)	(17)

Intersegment Eliminations	(59)	(84)	(26)	(25)	(34)	(30)	(117)	(59)	(84)	(26)	(26)	(35)	(30)	(117)

Total Segment Operating Margin (1)	$2,292	$2,414	$653	$742	$696	$706	$2,797	$2,292	$2,414	$653	$742	$696	$706	$2,797

(1)	Non-GAAP measure. Management uses segment operating margin as an internal measure of financial performance for the individual business segments.